Exhibit 5.2

June 15, 2004

Sunterra Corporation

3865 West Cheyenne Avenue

North Las Vegas, Nevada 89032

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Sunterra Corporation, a Maryland corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering from time to time, in one or more offerings, by certain of the Company’s stockholders under Rule 415 of the General Rules and Regulations of the SEC promulgated under the Act, of $95 million aggregate principal amount of the Company’s 3 3/4% Senior Subordinated Convertible Notes due 2024 (the “Notes”) and an aggregate of 5,937,757 shares of the Company’s Common Stock, par value $.01 per share, issuable upon the conversion of the Notes (the “Shares”).

In reaching the opinions set forth herein, we have reviewed copies of the Registration Statement, the Purchase Agreement dated as of March 23, 2004 among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and CRT Capital Group (the “Initial Purchasers”), the Indenture dated as of March 29, 2004 (the “Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), the Pledge Agreement dated as of March 29, 2004 between the Company and Wells Fargo National Bank, National Association, as trustee and pledged securities intermediary (the “Pledge Agreement”), the Registration Rights Agreement dated as of March 29, 2004 between the Company and the Initial Purchasers (the “Registration Rights Agreement”), and such other agreements, certificates of public officials and officers of the Company, records, documents and matters of law that we have deemed relevant. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

The opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii)

public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of New York.

For the purposes of this opinion, we have also assumed that: (a) the execution, delivery and performance by the Trustee of its obligations under the Indenture and all other related documents have been duly authorized by all necessary corporate action by the Trustee and the Trustee has all requisite power and authority to execute, deliver and perform the Indenture and all other related documents; (b) the Trustee’s certificate of authentication of the Notes has been manually signed by one of the Trustee’s authorized officers; (c) the Indenture has been duly executed and delivered by all signatories thereto other than the Company; and (d) the Trustee has delivered the Notes in compliance with the authentication order dated March 29, 2004.

Based on and subject to the foregoing, we are of the opinion that the Notes have been duly and validly authorized and issued and constitute the legally valid and binding obligation of the Company.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

BAKER & McKENZIE

/s/ BAKER & MCKENZIE